EXHIBIT 99.1

Empire Of Carolina Receives Final Notice of AMEX Delisting, DELRAY BEACH, Fla., Jan. 12/PRNewswire/ --Empire of Carolina, Inc. (Amex: EMP) today announced that, effective January 10, 2001, the American Stock Exchange ("Amex") had determined that the Company's common stock, Series A preferred stock and warrants should be removed from listing and registration on Amex. Amex instituted a trading halt of the Company's securities on November 17, 2000.

As a result of the delisting, it will likely become more difficult to buy or sell the Securities or to obtain timely and accurate quotations to buy or sell the Securities. In addition, the delisting will likely result in a decline in the trading market for the Securities which could potentially depress the Securities' prices, among other consequences. The Company currently has no market makers and no assurance can be provided that trading, in any forum including Amex, OTC-BB or the Pink Sheets, will ever recommence.

On January 9, 2001, Empire announced that it had received an offer to purchase three of its non-debtor subsidiaries, Dorson Sports, Inc., Apple Golf Shoes, Inc. and Apple Sports, Inc., for a purchase price totaling approximately $8 million, comprised of payment to the Sellers of approximately $2 million in cash and the repayment of approximately $6 million in bank loans. As a condition to the sale, the stock and assets of the subsidiaries must be free of all liens.

This release contains certain forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management, including management's plans and objectives. Such statements are subject to various risks and uncertainties. The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the factors described in the Company's filings with the Securities and Exchange Commission; the ability of the Company to continue operations under debtor-in-possession financing; operate successfully under a Chapter 11 proceeding; obtain shipments and negotiate terms with vendors and service providers for current orders; fund and execute a new operating plan for the Company; attract and retain key executives and associates; meet competitive pressures which may affect the nature and viability of the Company's business strategy; generate cash flow; attract and retain customers; and manage its business notwithstanding potential adverse publicity. Certain of these as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT: Tom MacDougall, CFO of Empire of Carolina, Inc., 631-585-5400,

Or e-mail, tmacdougall@applesports.com